Exhibit 99.1

BCB Bancorp, Inc. Announces Closing

of $2,350,000 Private Placement

Bayonne, N.J., July 13, 2015 - BCB Bancorp, Inc. (the “Company”) (Nasdaq Global Market: BCBP), the bank holding company for BCB Community Bank, today announced the closing on July 13, 2015 of a private placement of its Series C 6% Noncumulative Perpetual Preferred Stock, par value $0.01 per share (“Preferred Stock”). The Company sold $2,350,000 in Preferred Stock to certain investors at a purchase price of $10,000 per share. The net proceeds from the private placement are expected to be used primarily to support the capital of BCB Community Bank.

Forward-looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.